As filed with the Securities and Exchange Commission on May 2, 2019

Registration No. 333-185240

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

____________________

Stratasys Ltd.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

c/o Stratasys, Inc.	1 Holtzman Street,
7665 Commerce Way	Science Park
Eden Prairie,	P.O. Box 2496
Minnesota 55344	Rehovot, Israel
76124

Tel: +972-74-745-4000
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
____________________

Stratasys Ltd. Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan
Stratasys, Inc. 1998 Incentive Stock Option Plan
Stratasys, Inc. 2000 Incentive Stock Option Plan
Stratasys, Inc. 2002 Long-Term Performance and Incentive Plan
Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan
(Full Title of the Plans)
____________________

S. Scott Crump, Chairman of Executive Committee
7665 Commerce Way
Eden Prairie, Minnesota 55344
Tel: (952) 937-3000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
____________________

Copies to:
J. David Chertok, Adv.
David S. Glatt, Adv.
Jonathan M. Nathan, Adv.
Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Silver Rd.
Ramat Gan 5250608, Israel
Tel: +972-3-610-3100
Fax: +972-3-610-3111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment is being filed to deregister unsold securities of Stratasys Ltd., a company organized under the laws of the State of Israel (the “Registrant”), that were registered on the Registration Statement on Form S-8 (No. 333-185240) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on December 3, 2012, which registered the issuance and sale of a total of up to 4,394,681 ordinary shares, par value NIS 0.01, of the Registrant (“Ordinary Shares”) that may have potentially been issued or sold by the Registrant to its and/or its subsidiaries’ officers, employees, directors and consultants, consisting of (i) 3,290,916 Ordinary Shares issuable pursuant to outstanding equity grants under the Stratasys Ltd. Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan (the “2004 Plan” or the “Stratasys Ltd. Plan”), and (ii) a total of 1,103,765 Ordinary Shares issuable pursuant to outstanding equity grants under the Stratasys, Inc. 1998 Incentive Stock Option Plan, Stratasys, Inc. 2000 Incentive Stock Option Plan, Stratasys, Inc. 2002 Long-Term Performance and Incentive Plan and Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan (collectively, the “Stratasys, Inc. Plans”, and together with the Stratasys Ltd. Plan, the “Plans”), respectively.

No Ordinary Shares remain issuable under the Plans as of the current time. The Registrant therefore desires to terminate the offering of the Ordinary Shares pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the Ordinary Shares that had been registered but remained unsold at the termination of the offering, removes from registration any and all Ordinary Shares of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel, on May 2, 2019.

Stratasys Ltd.

By:	/s/ Lilach Payorski
Name: Lilach Payorski
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.